Exhibit 99.1

May 24, 2021

Tofutti Press Release

Company Contact:	Steve Kass
Chief Executive/Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES RESULTS FOR THIRTEEN WEEKS ENDED APRIL 3, 2021

Company Reports Net Income of $80,000 in 2021 Compared to

Net Income of $50,000 in Prior Year

Cranford, New Jersey — May 24, 2021 — TOFUTTI BRANDS INC. (OTCQB Symbol: TOFB) issued its results for the thirteen weeks ended April 3, 2021 today.

Net sales for the thirteen weeks ended April 3, 2021 decreased by $76,000, or 2%, to $3,150,000, from net sales of $3,226,000 for the thirteen weeks ended March 28, 2020. The Company reported net income of $80,000 ($0.02 per share basic and diluted) for the thirteen weeks ended April 3, 2021 compared to net income of $50,000 ($0.01 per share, basic and diluted) for the thirteen weeks ended March 28, 2020.

Sales of our frozen dessert and frozen food products, which consist primarily of frozen dessert products, increased slightly to $430,000 in the thirteen weeks ended April 3, 2021 from $412,000 for the thirteen weeks ended March 28, 2020. Sales of vegan cheese products decreased to $2,720,000 in the 2021 period from $2,814,000 in the 2021 period resulting from production delays.

The Company’s gross profit increased slightly to $1,001,000 in the period ended April 3, 2021 from $996,000 in the period ended March 28, 2020. The Company’s gross profit percentage was 32% for the period ending April 3, 2021 compared to 31% for the period ending March 28, 2020.

As of April 3, 2021, the Company had approximately $2,446,000 in cash and our working capital was approximately $4,693,000, compared with approximately $1,459,000 in cash and working capital of $4,639,000 at January 2, 2021. The increase in cash during the first quarter of 2021 was due to the $987,000 provided by operating activities, which benefitted from improved accounts receivable collection.

To date, the effects of the pandemic have not materially affected the Company’s operations or sales.

Mr. Steven Kass, Chief Executive Officer and Chief Financial Officer of the Company stated, “We continue to be able to operate successfully, maintaining our sales and increasing our net income. We look forward to regaining our upward trajectory during the remainder of fiscal 2021,” concluded Mr. Kass.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than 35 milk-free foods including cheese products, frozen desserts and prepared frozen dishes. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than 15 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy or wish to maintain a kosher or vegan diet. Tofutti’s product line includes plant-based ice cream pints, cones, Tofutti Cutie® sandwiches and novelty bars. Tofutti also sells a prepared food entrée, Mintz’s Blintzes®, made with Tofutti’s milk-free cheeses such as Better Than Cream Cheese® and Sour Supreme®. For more information, visit www.tofutti.com.

Forward-Looking Statements. Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to the impact of COVID-19 on the economy and our operations, business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS, INC.

Unaudited Condensed Statements of Income

(in thousands, except per share figures)

	Thirteen weeks ended April 3, 2021	Thirteen weeks ended March 28, 2020

Net sales	$3,150	$3,226
Cost of sales	2,149	2,230
Gross profit	1,001	996
Operating expenses:	879	933
Income before interest expense and income taxes	122	63
Interest expense	6	6
Income before income taxes	116	57
Income tax expense	36	7
Net income	$80	$50
Weighted average common shares outstanding:
Basic	5,154	5,154
Diluted	5,436	5,154
Earnings per common share:
Basic	$0.02	$0.01
Diluted	$0.02	$0.01

TOFUTTI BRANDS INC.

Unaudited Condensed Balance Sheets

(in thousands, except share and per share figures)

	April 3, 2021	January 2, 2021
Assets
Current assets:
Cash	$2,446	$1,459
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $472 and $457, respectively	1,301	2,078
Inventories	2,045	1,997
Prepaid expenses and other current assets	63	88
Total current assets	5,855	5,622

Equipment, net	132	135
Operating lease right-of-use assets	197	224
Deferred tax assets	83	83
Other assets	39	19
Total assets	$6,306	$6,083

Liabilities and Stockholders’ Equity
Current liabilities:
SBA loan payable	$120	$112
Income taxes payable	153	117
Accounts payable	551	219
Accrued expenses	338	535
Total current liabilities	1,162	983

Convertible note payable-long term-related party	500	500
SBA loan payable, net of current portion	45	53
Operating lease liabilities	95	123
Total liabilities	1,802	1,659

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued and outstanding	—	—
Common stock - par value $.01 per share; authorized 15,000,000 shares, issued and outstanding 5,153,706 shares	52	52
Additional paid-in capital	207	207
Retained earnings	4,245	4,165
Total stockholders’ equity	4,504	4,424
Total liabilities and stockholders’ equity	$6,306	$6,083